Exhibit 99.1

William Hansen Joins Career Education Corporation Board of Directors

Schaumburg, Ill. (November 16, 2017) – Career Education Corporation (NASDAQ: CECO), a provider of postsecondary education programs, today announced that William D. Hansen has been appointed to the Company’s Board of Directors. Mr. Hansen’s appointment follows a November 14, 2017 vote by the Board of Directors to expand the number of eligible board seats from eight to nine.

Since July 2013, Mr. Hansen has served as chief executive officer and president of Strada Education Network, formerly called USA Funds, a national nonprofit dedicated to improving lives by strengthening the pathways between education and employment. From July 2011 through July 2013, Mr. Hansen served as the chief executive officer of Madison Education Group, LLC, an education-related consulting firm. From July 2009 to December 2010, he served as the president of Scantron Corporation, a provider of assessment and survey solutions. Mr. Hansen also served as the chairman of Scantron Corporation from September 2010 to July 2011. Mr. Hansen held various leadership positions at Chartwell Education Group, LLC, an education-related consulting firm, from July 2005 to July 2009, including chief executive officer and senior managing director. Mr. Hansen served as the Deputy Secretary at the United States Department of Education from May 2001 to July 2003. He has served as a director of Performant Financial, a public company providing technology-enabled recovery and analytics services, since December 2011. He also served as a director of the First Marblehead Corporation, a then public specialty finance company focused on the education financing marketplace, from 2003 until that company was acquired in 2016. Mr. Hansen received a Bachelor of Science degree in Economics from George Mason University.

“We are extremely pleased to have William Hansen join our boardroom,” said Thomas Lally, Chairman of the Board of Directors. “With more than 30 years of experience in the education sector, Mr. Hansen’s expertise and knowledge will add depth and invaluable insights to our board.”

About Career Education Corporation

Career Education’s academic institutions offer a quality education to a diverse student population in a variety of disciplines through online, campus-based and blended learning programs. Our two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that are designed to meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath™ adaptive learning platform. Career Education is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of individual campus locations and web links to Career Education’s institutions can be found at www.careered.com.

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CONTACT

Investors:

Alpha IR Group

Chris Hodges or Sam Gibbons

(312) 445-2870

CECO@alpha-ir.com

or

Media:

Career Education Corporation

(847) 585-2600

media@careered.com

Source: Career Education Corporation